W.H. REAVES & CO., INC.

                       CODE OF ETHICS - Dated: 09/05/2006

All employees of our firm must at all times:

1. Place the interests of our clients first. The employees of W.H. Reaves & Co., Inc. must scrupulously avoid serving their own personal interests ahead of the interests of our clients. Employees may not induce or cause a client to take action, or not to take action, for personal benefit, rather than for the benefit of the client reflecting our firm's hand and each employee's fiduciary responsibility to our clients.

2. Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with W.H. Reaves & Co., Inc. or their clients could call into question the exercise of an Employee's independent judgment. Employees may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3. Conduct all "personal" or "related" account securities transactions in full compliance with this code and our Employee Trading Rules. This includes, but is not limited to:

a) Disclosing all investment holdings at the time of employment;

b) Obtaining pre-approval on trades when necessary;

c) Having copies of all confirms and statements sent to WHR's compliance department. All security transactions are subject to post-trade review.

d) Disclosing any positions held on any board of directors/trustees.

4. All investment personnel must adhere to all applicable laws and regulations.

5. All employees must report any violations of this code of applicable law or regulation to the firm's Chief Compliance Officer or his/her designee.

6. All research personnel are subject to the additional standards as stated in the attached excerpt from the AIMR Directory.

All employees will be required to sign an acknowledgement of receipt of this Code of Ethics at the time they are hired, and at least annually, as well as when amended versions are given to an employee.

AIMR EXCERPT

a. Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

b. Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendation or actions.

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c. Make reasonable and diligent efforts to avoid any material misrepresentation in any research report of investment recommendation.

d. Maintain appropriate records to support the reasonableness of such recommendations or actions.

EMPLOYEE TRADING RULES - Dated:  09/05/2006

A. Preliminary

Our firm's reputation can only be maintained of every employee observes the highest standards of ethical conduct. Complying with the firm's rules on employee trading activities is an essential part of good business conduct. It is important to avoid any dealings that could give rise to criticism harmful to the firm's reputation. The following Employee Trading Rules are designed for that purpose. They may be added or revised at any time, in which case you will receive notice of any such change before its effective date.

Fund compliance with the firm's policies and procedures and all applicable federal and state laws and self-regulatory organization requirements is of fundamental importance and is dealt with throughout our Compliance Manual. In addition to the Employee Trading Rules discussed in this section, particular attention is directed to the sections on Controlling "Inside" Information.

B. Dispensation

No rules can anticipate satisfactorily all circumstances; thus, any employee can seek a dispensation from any particular requirement of firm's rules, whether generally or for a particular transaction or circumstance. Request for any such dispensation should be directed to the Compliance Department.

C. Personal and Related Accounts

The Employee Trading Rules apply to all securities and commodities transactions by or for an employee's "Personal Account" or "Related Account." The terms are defined as follows:

"Personal Account" include without limitation, securities or commodities accounts carried by a broker-dealer or other financial institution including, but not limited to, a domestic or foreign broker-dealer, an investment advisor or bank; limited or general partnership interests in investment partnerships; direct and indirect participation in joint accounts; and legal interest in trust accounts.

"Related Accounts" are any accounts, other than a personal account, in which an employee has an interest or has the power, directly or indirectly, to make investment decisions. They include, but are not limited to, "family member" account, which include

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accounts of an employee's spouse, children of employees and the children's spouses, provided that they reside in the same household with, or are financially dependent upon the employee, any other related individual over whose account the employee has control, and any other individual over whose account the employee has control and to whose financial support the employee materially contributes.

D. General Constraints on Trading

1. Trading on Inside Information

Firm employees are prohibited under all circumstances from using inside information to trade for their personal accounts or any related account, the firm's proprietary account, or the account of a customer of any other person, whatsoever.

2. Firm Trading Restrictions

The firm reservces the right, without prior notice, to prohibit or restrict trading in any particular security or type of security and related financial instruments without being required to give any reason for so doing.

E. Opening Trading Accounts

1. Generally, all personal and related accounts shall be maintained at this firm (W.H. Reaves as Broker-Dealer)

2. Upon approval form the Compliance Department an employee may establish or maintain a brokerage account with another broker-dealer or other financial institution.

Applicable rules, including NYSE Rule 407, and firm policy, require all employees to obtain the written consent of this firm prior to opening a securities or commodities account or placing an initial order with another broker-dealer or other financial institution (executing broker) and to notify the executing broker of the employment relationship that exists with this firm. In connection with the prior approval requirement, employees must arrange for duplicate confirmation and monthly statements to be sent to this firm's Compliance Department. These requirements apply to both personal and related accounts.

F. Time and Price Preference: Priority of a Trade

It is firm policy that client accounts receive preferential treatment over employee's personal and related accounts with respect to both time and price. Generally, this policy is applicable in situations where trades in the same security in client and personal or related accounts are executed at or around the same time. Any questions concerning the propriety of a trade should be referred to the Compliance Department. This does NOT prohibit employee trades executed at the same price as client trades (see H-4 to follow).

G. Purchases or Sales of OTC Traders of Securities in which the Firm is a Registered Market Maker

An employee who is a trader in a stock in which the firm is a market maker (OTC trader) may not purchase or sell, for his or her personal account or for any related account, any security in which he or she makes a market or any related financial instrument (e.g. options). Currently WHR does not make a market in any issue.

H. Trade Execution

1) Trades for all personal and related accounts will be approved on a trade-by-trade basis prior to the order being placed.

Persons authorized to approve such trades are the Chief Compliance Officer, the Head Trader and Acting Head Trader.

2) ALL Trades to be executed for employees, and related accounts of W.H. Reaves must be pre-approved other than trades for the following instruments (these trades will be subject to post-trade review).

a) US Government Issued Bonds, Notes and Bill

b) Municipal Bonds

c) Purchases of penny stocks - Equities with a market value of less than $1.00 Sales of stockes with a value of less that $1.00 that are NOT in any W.H. Reaves client Investment portfolio (check with trading room or compliance department for any Questions on current holdings).

d) Money Market Instruments

3) For trades involving securities held in or being considered for an investment advisory account, factors considered for approval include, but are not limited to:

a) Advisory accounts: current position, desired position (short term and long term) and orders obtained and planned.

b) Market conditions for the specific stock, in general.

c) The Capitalization of the specific stock issue.

3.1) Other factors to be taken into account prior to any employee trade approval include but are not limited to:

a. Role of the employee in the investment process (i.e. Portfolio Manager, Analyst, Support Staff);

b. Nature of the investment (securities that are or may be considered for an investment advisory client versus securities that would not be considered for a W.H. Reaves investment advisory client)

c. Any negative impact trading may have on each employee's fiduciary responsibility (see Section I above)

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d. Volume of trades by the employee (reviews will be conducted as to the number of securities invested in and the volume of said transactions taking into account "a", "b" and "c" above)

4) NOTE: At this time, WHR, as broker-dealer, can not process requests for "Sell Short" transactions due to a lack of stock borrowing ability. Such trades may be done in approved "outside accounts" with the prior approval of the Compliance Department.

5) Generally, if approved, and we are trading for advisory accounts that day, upon the close of the market, trading room personnel will compare personal or related account execution to advisory account execution. If the personal or related account did not receive a better price relative to the advisory accounts average price the actual trade executed will be processed. However, if the personal or related account did receive a better execution that trade will be combined with the total executed for advisory accounts. There average price will be recalculated and the personal or related account will be allocated the number of shares executed for it as the revised average price. (THIS APPLIES TO IN-HOUSE ACCOUNT TRANSACTIONS)

6) With respect to portfolio managers and research analysts, same direction transactions for their personal or related accounts (within his or her sector or responsibility) within seven calendar days of the establishment or liquidation of a position in the same security (or equivalent security) by an advisory account is prohibited.

7) Short-Term Trading (holding period of <60 days)

a. All short-term trades for all personal or related accounts, will be reviewed by the Compliance Officer in light of, but not limited to, the following factors:

i) Investment advisory accounts activity, including the Reaves Utility Income Fund, the Reaves Select Research Fund, and the individual's position immediately prior and subsequent to such trade

ii) Investment advisory account activity during the period in which the Short-Term trade was affected.

b. Any Short-Term trade, as defined by the Compliance Officer, which appears to be the result of an employee or related account benefiting from circumstances described above will result in the following action:

-----------------------------------------------------------------------------------------------
Closing Transaction          At time of Correction (T+1, T+2)  Action
-----------------------------------------------------------------------------------------------
Sale                         CMP > SP                          Trade will stand. However
                                                               employee will be required to
                                                               re-establish position at current
                                                               market price, and hold for a
                                                               total of 60 days from initial
                                                               opening transaction.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
Cover short                  CSP > CMP                         Sale will be cancelled into
Sale                         CMP < or = SP                     short-term Error account.
                                 -
Cover Short                  CSP < or = CMP                    Original position will be
                                 -                             required to remain open for 60
                                                               days.
-----------------------------------------------------------------------------------------------

CMP - Current Market Price
SP - Sales Prices
CSP - Cover Short Price

      - or -

ii. Both sides of the Short-Term trade will be cancelled from the employee or related account and effected through the Short-Term Error Account.

8) Based on the facts and circumstances of any particular personal or related account trade Section 5 (above) may not be applicable. An example of such circumstances would be the unusual and chaotic market conditions during the market breaks of October 1987 and October 1989.

RESTRICTIONS REGARDING SUPPLEMENTAL EMPLOYMENT

As required under NYSE Rule 346, any employee of our firm must obtain written consent prior to engaging in any other business; or being employed or compensated by any other person; or serving as an officer, director, partner or employee of another business organization engaged in any securities, financial or kindred business.

In addition, this Rule requires that specific permission be obtained from the NYSE, prior to engaging n any outside activities, by individual's delegated supervisory responsibility or authority.